Exhibit 4.6

Your branch : BC Brussels South Boulevard Louis Schmidt 2 1040 ETTERBEEK Phone : +32 22.28.76.71	TELIX PHARMACEUTICALS (BELGIUM) SRL Rue de Hermée 255 4040 HERSTAL BELGIQUE

21 February 2022

Reference:      117773634/G35992 / FK/4BA2M

Dear Madam, Dear Sir,

We are pleased to inform that we agree to grant you a credit facility number 117773634 in the following forms of utilisation and at the following terms and conditions. It is governed by the “General Lending Conditions”, registered in Brussels by the name of “Conditions Générales des Ouvertures de Crédit aux Entreprises”, at the first registry office, on 31 August 2016, volume 306, sheet 50, number 03, hereinafter referred to as the “General Lending Conditions”. You already have received a copy of the said General Lending Conditions together with a free translation.

Until further notice, the following forms of utilisation, terms and conditions will apply:

FORMS OF UTILISATION, TERMS AND CONDITIONS

ROLL-OVER FACILITY (Contractnumber: 245-8937107-08)

●	Amount: 2,000,000.00 EUR (two million euro)

●	Terms:

This form of utilisation is intended for the interim financing of subsides. The terms and conditions applicable to this form of utilisation are laid down in the enclosed copy of the agreement.

●	Duration:

Without prejudice to article 18 and 20 of the “Conditions Générales des Ouvertures de Crédit aux Entreprises” - “Algemene Voorwaarden voor Kredietopeningen aan Ondernemingen” (General Lending Conditions for Corporate Customers), this form of utilisation is granted to you for a fixed period.

In regard of the roll over facility, the redemption schedule is given in the attached agreement.

●	Charges:

The reference rate applicable to each advance is that laid down in the agreement, increased by a margin of 1.5%.

BNP Paribas Fortis SA/NV – Montagne du Parc 3, B-1000 Brussels

RPM/RPR Brussels - VAT BE0403.199.702 – Intermediary authorised under number 25.879A by the FSMA.

INVESTMENT CREDIT (Contractnumber: 245-8937205-09)

●	Amount: 6,100,000.00 EUR (six million one hundred thousand euro)

●	Terms:

This credit is intended for the funding of the renovation and the redevelopment from a part of the building located in B-7180 SENEFFE, Rue Jules Bordet 55. The terms are laid down in the attached agreement.

●	Duration:

Without prejudice to Articles 18 and 20 of the General Lending Conditions, this credit shall expire following the repayment period mentioned in the attached agreement.

●	Charges:

–	interests: calculated at a fixed interest rate of 1.85% per year, monthly payable after expired term.

Interest will be calculated on the basis of a fraction, whereby interest will be calculated on the basis of a numerator equating to the exact number of days and a denominator based on a 360-day year.

SECURITY INTERESTS TO ESTABLISH

Withdrawals on the new or modified forms of your credit facility are only authorised after the establishment of the security interest(s) indicated below, which should be set up in accordance with our model, within a period of two months as of today.

General security interests:

This credit facility is guaranteed by the following security interests:

●	Mortgage to be granted in our favour for an amount of 110,000.00 EUR in respect of principal and charges, costs and expenses:

–	rank 1, on the property belonging to TELIX PHARMACEUTICALS (BELGIUM) SRL, located in B-7180 SENEFFE, Rue Jules Bordet 55 .

●	Power of attorney for an amount of 8,800,000.00 EUR in respect of principal and all costs, charges and expenses to be granted in our favour:

–	on the property belonging to TELIX PHARMACEUTICALS (BELGIUM) SRL, located in B-7180 SENEFFE, Rue Jules Bordet 55. This property is encumbered at the most with a registration amounting to 110,000.00 EUR, in favour of BNP Paribas Fortis SA.

BNP Paribas Fortis SA/NV – Montagne du Parc 3, B-1000 Brussels

RPM/RPR Brussels - VAT BE0403.199.702 – Intermediary authorised under number 25.879A by the FSMA.

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You have appointed Maître STAS Kim to draw up these deeds. If you change your notary or do take up our offer for any reason, all fees already incurred by the Notary in preparation of the file will nevertheless be for your account.

We take due note that you will confer a power of attorney for an amount of 3,950,000.00 EUR in respect of principal and all costs, charges and expenses in favor of IMBC on the aforesaid property.

It is from now on agreed between IMBC and our Bank, that in case of conversion of the aforesaid powers of attorney, the mortgages will occupy the following ranks:

–	in rank 3 for an amount of 8,800,00.00 EUR in respect of principal and all costs, charges and expenses in favor of BNP Paribas Fortis SA, after a registration in rank 1 for an amount of 110,000.00 EUR in respect of principal and all costs, charges and expenses in favor of BNP Paribas Fortis SA, after a registration in rank 2 for an amount of 50,000.00 EUR in respect of principal and all costs, charges and expenses in favor of IBMC;

–	in rank 4 for an amount of 3,950,000.00 EUR in respect of principal and all costs, charges and expenses in favor of IMBC, after a registration in rank 1 for an amount of 110,000.00 EUR in respect of principal and all costs, charges and expenses in favor of BNP Paribas Fortis SA, after a registration in rank 2 for an amount of 50,000.00 EUR in respect of principal and all costs, charges and expenses in favor of IBMC, after a registration in rank 3 for an amount of 8,800,000.00 EUR in respect of principal and all costs, charges and expenses in favor of BNP Paribas Fortis SA

To sort this out, an agreement will have to take place between IBMC and our Bank in order to confirm the order of the ranks under discussion above.

●	Corporate guarantee to be executed by TELIX INTERNATIONAL PTY LTD, which have a 100% majority holding in TELIX PHARMACEUTICALS (BELGIUM) SRL, for an amount of maximum 8,910,000.00 EUR according to our attached model.

FEE

We will debit your account with an amount of 10,000.00 EUR.

For each change, increase, reduction and/or cancellation of one of your forms of utilisation or one of your collaterals, arrangement fees will be charged.
For each change, increase, reduction and/or cancellation of the credit facility arrangement fees can be charged.

SPECIAL PROVISIONS

●	Preconditions

The disposal of the above mentionned credits is subordinated to :

–	the confirmation that the investment is eligible for subsides for an amount of 2.000.000,00 EUR

BNP Paribas Fortis SA/NV – Montagne du Parc 3, B-1000 Brussels

RPM/RPR Brussels - VAT BE0403.199.702 – Intermediary authorised under number 25.879A by the FSMA.

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The global budget of 16,600,000.00 EUR must be completed by:

–	the financing by IMBC for an amount of 4,000,000.00 EUR with the same duration as the bank

–	the own contribution of TELIX up to 2,000,000.00 EUR (in addition to the 2,500,000.00 EUR already paid, which still have to be documented ) that shall be paid by you prior to each drawdown under the facility by IMBC and/or by the bank.

Any utilisation of the credit facility is subject to the condition that we receive the information on all borrowers that is required to comply with our statutory due diligence obligations, such as customer identification, the assessment of the customer’s characteristics and the purpose and nature of the business relationship, including information on any proxies and beneficial owners, and that the examination of this information leads to a favourable result.

When a form of utilisation under this credit facility is (or was) made available at an interest rate, composed of a reference rate and a margin, and such reference rate is negative, then such reference rate will be deemed to be zero. This applies not only to the forms of utilisation made available or modified under the terms and conditions of this letter but also to any other form of utilisation previously made.

VALIDITY OF THE OFFER

After research and analysis, the Bank has the opinion that undersigned borrower, at the time of the request of the credit facility (ies), as described in this (these) agreement(s), does not meet the description included in article 2, 4° of the “Law concerning various provisions for the financing of small and medium-sized enterprises” (as published in the Belgian Official Gazette on 31 December 2013) of an enterprise and therefore does not fall within the scope of this law. The provisions of the above mentioned law will therefore not apply on the underlying credit facility agreement.

Please confirm your approval of the content of this letter, by returning the copy of it which will be submitted to you by your branch no later than 07.03.2022, duly signed on behalf of your company. The original counterparts of the (term loan, Roll Over) agreement(s), duly signed on behalf of your Company, should also be in our possession by the date mentioned above.

Failing to do so by the abovementioned date will give us the right to make the granting of the credit facility subject to a new approval.

Sincerely,

Drafted in Herstal on 03-03-2022

BNP Paribas Fortis SA/NV – Montagne du Parc 3, B-1000 Brussels

RPM/RPR Brussels - VAT BE0403.199.702 – Intermediary authorised under number 25.879A by the FSMA.

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In case of a handwritten signature:

The Borrower(s): TELIX PHARMACEUTICALS (BELGIUM) SRL

Company name	Signature	Surname and first name of the signatory	Status of the signatory
Telix Pharmaceuticals (Belgium) SRL	/s/ Richard Valeix	Richard Valeix	Administrator
Telix Pharmaceuticals (Belgium) SRL	/s/ Chris Behrenbruch	Chris Behrenbruch	Administrator

The Bank

Signature	Identity of the signatory
/s/ Marie-Gabrielle Chiliatte	Marie-Gabrielle Chiliatte Head of CS Business Loans
/s/ Bart Van Laer	Bart Van Laer Head of CSS Credits

BNP Paribas Fortis SA/NV – Montagne du Parc 3, B-1000 Brussels

RPM/RPR Brussels - VAT BE0403.199.702 – Intermediary authorised under number 25.879A by the FSMA.

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BNP Paribas Fortis société anonyme/naamloze vennootschap,

whose registered office is at

Montagne du Parc 3

1000 Brussels

VAT No BE 0403.199.702

RPM/RPR Brussels

ROLL-OVER AGREEMENT

Agreement number 245-8937107-08

Between:

1)	on the one hand,

BNP Paribas Fortis SA/NV,

hereinafter referred to as “the Bank”,

and

2)	on the other hand,

–	TELIX PHARMACEUTICALS (BELGIUM) SRL,

■	formed by notarial deed executed on 07.05.2018, published in the Appendix to the Moniteur belge/Belgisch Staatsblad (Belgian Official Gazette) of 14.05.2018, under number 00313994

■	with its registered office at 4040 HERSTAL, Rue de Hermée 255

■	registered for VAT under the number BE 0695.832.765

■	entered in the Register of Companies under the number 0695.832.765

■	duly represented by:

●	Richard Valeix

●	President EMEA, 20 Rue de Verdun 74940 Annecy le vieux, France hereinafter referred to as « the Borrower »,

This document must be signed by persons with authority to commit their company in acts of disposal.

Roll-over agreement                                                                                                                  1/6

the following has been agreed:

In a letter of 21.02.2022, the Bank granted the Borrower a credit facility. The type of drawdown stipulated below falls under this credit facility and is subject to the drawdown procedure and terms and conditions given hereinafter.

FACILITY - TYPE AND PURPOSE

This is a roll-over credit facility of 2,000,000.00 EUR (two million euro) , (hereinafter referred to as “the Facility”).

The purpose of the Facility is the interim financing of subsides.

DEFINITIONS

Terms with capital letters are defined in the General Lending Conditions or here below :

–	Drawdown period: means a period commencing on the date of signature of this agreement

–	Expiry date: 31.01.2024.

–	Margin: means: 1.5% per annum.

CONDITION PRECEDENT FOR DRAWDOWN OF THE FACILITY

No Advance will be granted

–	until such time as the guarantees and undertakings and/of the special provisions specified in the letter of 21.02.2022 have been duly issued; and

–	until such time as the Bank is in receipt of all the documents required for the Bank to verify that the signatory(ies) of this agreement is/are duly authorised to sign on behalf of the Borrower.

AVAILABILITY

A.       Availability of Advances

The Facility shall be made available to the borrower in the form of one or more Advances in euro.

Each Advance must be for an amount of at least 125,000.00 EUR.

The notice of drawdown will be irrevocable and must reach the Bank before the end of the Drawdown period and 3 Business days prior to the Advance date at the latest.

B.       Automatic termination of the Facility granted

At the end of the Drawdown period, the Facility and the credit facility will automatically be terminated on that date up to the Undrawn amount according to article 18 of the General Lending Conditions, it being understood that the Borrower is tacitly cancelling the undrawn portion of the Facility.

This document must be signed by persons with authority to commit their company in acts of disposal.

Roll-over agreement                                                                                                                  2/6

Due to this tacit cancellation, the reinvestment penalty, calculated in accordance with the provisions of point b) of clause “REINVESTMENT PENALTY”, will be due.

C.       Consolidation or splitting of Advances

When the Interest periods for several Advances terminate on the same date, the various Advances will be consolidated at the end of the Interest period in question and shall comprise a single Advance on the said date.

In the written notification of the choice of Interest period sent to the Bank by the Borrower, the Borrower may request the Bank to split an Advance for the subsequent Interest period into several Advances provided that each Advance is for a minimum of 125,000.00 EUR.

REPAYMENT

The Facility shall be repaid all at once on the Expiry Date and shall terminate automatically on that date.

VOLUNTARY CANCELLATION

During the Drawdown period, the Borrower may cancel the Undrawn amount of the Facility in full or in part, by giving the Bank written notice thereof at least 10 Business Days prior to the cancellation date.

Due to this tacit cancellation, the Borrower will pay the Bank the amount set out in point b) of clause “REINVESTMENT PENALTY”.

VOLUNTARY PREPAYMENT

The Borrower may prepay all or part of any Advance by giving notice thereof to the Bank, by registered mail, on a date which is not less than 10 Business Days prior to the prepayment date.

The Borrower will pay the Bank on the date specified, the amount in principal concerned plus interest accrued as at the date of prepayment along with any other amounts due under this agreement, including the amount set out in point a) of clause “REINVESTMENT PENALTY”.

INTEREST PERIOD AND INTEREST

A.       Choice of Interest period and interest

An Interest period will be 1, 2, 3 or 6 months, at the option of the Borrower, or any other period of more than 1 month but less than or equal to 12 months as agreed by the parties.

However, the last day of an Interest period may not be later that the date on which the Facility matures.

This document must be signed by persons with authority to commit their company in acts of disposal.

Roll-over agreement                                                                                                                  3/6

The Borrower is to notify the Bank in writing of the Interest period chosen at least 3 Business days prior to the start of the Interest period in question - such notification is irrevocable.

The interest rate applied to an Interest period in respect of any Advance will be the rate per annum determined by the Bank and will comprise:

–	the interbank interest rate for the eurozone (Euribor) as published at 11am in Brussels on the Interest determination date on Reuters (on page “Euribor01” or any other page subsequently replacing this page) - or, if this is not available, - for a period equal to the Interest period of the Advance in question,

–	plus the Margin.

The Bank will notify the Borrower without delay each time the interest rate is so determined.

However, if the Euribor is not published by Reuters , the interest rate applied will be:

–	the mean of the rates quoted to the Bank by reference banks (Barclays Bank Plc, BNP Paribas, Deutsche Bank AG, ING Bank NV) as being the rates at which these banks are prepared to grant loans on the interbank market in the eurozone for an amount equal to the amount concerned on the Interest determination date, for a period equal to the Interest period in question,

–	plus the Margin.

The Bank will notify the Borrower without delay each time the interest rate is so determined.

Interest is payable at the end of each Interest period.

If the reference rate (euribor) or the mean of the rates quoted by the reference banks, as the case may be, is below zero, it will be deemed to be zero.

B.       Default Interest period

If notification of the choice of Interest period is not given in accordance with the conditions laid down above, the Interest period for the Advance will be three months, without prejudice to the other provisions of this agreement.

COMMITMENT FEE

With effect from the date of signature of this agreement until the end of the Drawdown period, the Borrower will owe the Bank a commitment fee of 0.125% per quarter on the undrawn portion of the Facility.

This fee is payable quarterly in arrears. It will be due in EUR and for the first time three months after the date of signature of the agreement.

This document must be signed by persons with authority to commit their company in acts of disposal.

Roll-over agreement                                                                                                                  4/6

REINVESTMENT PENALTY

The reinvestment penalty will be calculated as follows:

(a)	Reinvestment penalty due on the repaid amount of Advances:

The reinvestment penalty will be equal to 3 months interest calculated on the repaid amount of the relevant Advances at their current interest rate.

and/or

(b)	Reinvestment penalty due on the on the Undrawn amount of the Facility which is cancelled/terminated: 125,00 EUR.

CHARGES

Without prejudice to article 11 of the General Lending Conditions, the Bank shall debit the Borrower’s account with the handling charges relating to the credit, ie. the quarterly management charge, currently 30.00 EUR.

SECURITY

The Borrower’s commitments pursuant to this Facility will be by each security mentioned in the Bank’s letter of 21.02.2022.

OTHER CONDITIONS

In addition, the Facility is granted provided that the other conditions specified in the Bank’s letter of 21.02.2022 are fulfilled.

SUSPENSION AND DEFAULT

Without prejudice to article 20 § 2 of the General Lending Conditions, the Bank is entitled to terminate and/or suspend the Facility with immediate effect in any of the following cases:

–	if the undertakings given by a third party and set out in clause “SECURITY” OR “OTHER CONDITIONS” of this agreement is/are no longer fulfilled OR mentioned in the Bank’s letter of 21.02.2022;

If the Bank terminates the Facility all its obligations will cease with immediate effect and the Advances granted will be repaid immediately, together with interest accrued up to the date of repayment and any other amounts due to the Bank under this agreement, including the reinvestment penalty - the procedure for calculating the reinvestment penalty is given in clause “REINVESTMENT PENALTY”.

GENERAL PROVISIONS

All devices, requests or other notifications in connection with this agreement will be considered validly made if sent to the following address:

–	for the Borrower: registered office: 4040 HERSTAL, Rue de Hermée 255.

This document must be signed by persons with authority to commit their company in acts of disposal.

Roll-over agreement                                                                                                                  5/6

–	for the Bank: registered office: B-1000 BRUSSELS, Montagne du Parc 3.

All advices, requests or other notifications to be given in writing may also be given by fax; in that event, the contracting parties agree that fax notification shall have the same evidential value as original documents.

After research and analysis, the Bank has the opinion that undersigned Borrower, at the time of the request of the credit facility (ies), as described in this (these) agreement(s), does not meet the description included in article 2, 4° of the “Law concerning various provisions for the financing of small and medium-sized enterprises” (as published in the Belgian Official Gazette on 31 December 2013) of an enterprise and therefore does not fall within the scope of this law. The provisions of the above mentioned law will therefore not apply.

0.15 EUR duty paid on declaration by BNP Paribas Fortis SA/NV

Drafted in Herstal on 3 March 2022 in 3 copies. Each of the contracting parties acknowledges receipt of a copy.

In case of a handwritten signature:

The Borrower(s): TELIX PHARMACEUTICALS (BELGIUM) SRL

Company name	Signature	Surname and first name of the signatory	Status of the signatory
Telix Pharmaceuticals (Belgium) SRL	/s/ Richard Valeix	Richard Valeix	Administrator
Telix Pharmaceuticals (Belgium) SRL	/s/ Chris Behrenbruch	Chris Behrenbruch	Administrator

The Bank

Signature	Identity of the signatory
/s/ Marie-Gabrielle Chiliatte	Marie-Gabrielle Chiliatte Head of CS Business Loans
/s/ Bart Van Laer	Bart Van Laer Head of CSS Credits

This document must be signed by persons with authority to commit their company in acts of disposal.

Roll-over agreement                                                                                                                  6/6

BNP Paribas Fortis société anonyme/naamloze vennootschap,

whose registered office is at

Montagne du Parc 3

1000 Brussels

VAT No BE 0403.199.702

RPM/RPR Brussels

INVESTMENT CREDIT

Contract number 245-8937205-09

Between:

1)	on the one hand,

BNP Paribas Fortis SA/NV,

hereinafter referred to as “the Bank”,

and

2)	on the other hand,

–	TELIX PHARMACEUTICALS (BELGIUM) SRL,

■	formed by notarial deed executed on 07.05.2018, published in the Appendix to the Moniteur belge/Belgisch Staatsblad (Belgian Official Gazette) of 14.05.2018, under number 00313994

■	with its registered office at 4040 HERSTAL, Rue de Hermée 255

■	registered for VAT under the number BE 0695.832.765

■	entered in the Register of Companies under the number 0695.832.765

■	duly represented by:

●	Richard Valeix

●	President EMEA, 20 Rue de Verdun 74940 Annecy le vieux, France hereinafter referred to as « the Borrower »,

the following has been agreed:

In a letter of 21.02.2022, the Bank granted the Borrower a credit facility. The type of drawdown stipulated below falls under this credit facility and is subject to the drawdown procedure and terms and conditions given hereinafter.

Agreement Investment credit facility	1/4

FACILITY TYPE AND PURPOSE

This is an investment credit of 6,100,000.00 EUR (six million one hundred thousand euro) for the funding of the renovation and the redevelopment from a part of the building located in B-7180 SENEFFE, Rue Jules Bordet 55.

UTILISATION

●	Drawdown: The drawdown period ends on 29.02.2024, by which date the credit must be drawn down in full.

●	Early cancellation: if the Facility has not been drawn down or has not been drawn down in full by the close of the drawdown period or if the Borrower cancels the undrawn amount of the Facility or if the any required security is not provided within the stipulated period, the Borrower shall pay the Bank a reinvestment penalty calculated as described in clause “REINVESTMENT PENALTY” and the file handling charges.

If the credit facility is not drawn down in full, the Bank will then draw up a new capital and intrest repayment schedule.

●	Repayment period: the repayment period will commence at the end of the drawdown period.

Repayment will be made in 96 monthly payments of 68,477.80 EUR in capital and interest in accordance with the enclosed repayment schedule. This schedule shall remain attached to this agreement and form an integral part thereof. The first monthly payment of 68,477.80 EUR is due on 31.03.2024.

●	Total or partial prepayment: The Borrower may make total or partial prepayment of this Credit at any time by giving an irrevocable notice thereof to the Bank, by registered mail, at least 10 Bank Business Days prior the prepayment date.

All amounts must be paid to the bank on the payment date notified to the bank by the borrower. In the event of partial prepayment, a new repayment schedule shall be drawn up. The amount prepaid shall be automatically deducted from the amount available under the credit facility terminated.

In the event of total or partial prepayment or in the event of termination of this facility pursuant to article 20 § 2 of the General Lending Conditions, the Borrower will pay the Bank a penalty as stipulated in clause “REINVESTMENT PENALTY” and the file handling charges.

SECURITY

The Commitments arising pursuant to this credit are secured by each security mentioned in the letter of 21.02.2022. No drawdowns against this credit may be made until such time as each security has been issued.

Agreement Investment credit facility	2/4

SCALE OF CHARGES

●	Interests: 1.85% per annum monthly payable in arrears; the first interest payment shall be due on 14.03.2022. Interest will be calculated on amounts drawn down under the credit and not repaid.

●	Commitment fee: 0.125% three-monthly. The commitment fee will be charged on the undrawn amount of the facility as from the date of signature of this agreement. The commitment fee shall be payable on an interest payment date.

●	Reinvestment penalty: The reinvestment/cancellation fee is equal to the difference between:

–	the interest the Bank would have received from the Borrower if the latter had used and repaid the Credit according to the terms fixed in the contract and

–	the interest the Bank will receive instead of this, by reinvesting the sums which have been repaid in advance or have not been drawn down on the financial markets, at the reference rates indicated below.

A specific reference rate is fixed for each capital instalment date repaid in advance/not drawn down as follows:

–	instalment <= 1 year: the Euribor rate for the period corresponding to this payment date

–	instalment > 1 year: the IRS rate for the period corresponding to this payment date

The amount of the fee is then fixed based on the weighted average of the aforementioned reference rates, taken into account the contractually agreed repayment terms and periods.

The respective period extends until the date of the next contractual review of the interest rate, or failing this until the final maturity date of the Credit.

It will amount at least to 250.00 EUR.

CHARGES

Without prejudice to article 11 of the General Lending Conditions, the Bank shall debit the Borrower’s account with the handling charges relating to the credit, ie. the quarterly management charge, currently 30.00 EUR.

SPECIFIC CONDITIONS

After research and analysis, the Bank has the opinion that undersigned Borrower, at the time of the request of the credit facility (ies), as described in this (these) agreement(s), does not meet the description included in article 2, 4° of the “Law concerning various provisions for the financing of small and medium-sized enterprises” (as published in the Belgian Official Gazette on 31 December 2013) of an enterprise and therefore does not fall within the scope of this law. The provisions of the above mentioned law will therefore not apply.

0.15 EUR duty paid on declaration by BNP Paribas Fortis SA/NV

Drafted in Herstal on 3 March 2022 in 3 copies. Each of the contracting parties acknowledges receipt of a copy.

Agreement Investment credit facility	3/4

In case of a handwritten signature:

The Borrower(s): TELIX PHARMACEUTICALS (BELGIUM) SRL

Company name	Signature	Surname and first name of the signatory	Status of the signatory
Telix Pharmaceuticals (Belgium) SRL	/s/ Richard Valeix	Richard Valeix	Administrator
Telix Pharmaceuticals (Belgium) SRL	/s/ Chris Behrenbruch	Chris Behrenbruch	Administrator

The Bank

Signature	Identity of the signatory
/s/ Marie-Gabrielle Chiliatte	Marie-Gabrielle Chiliatte Head of CS Business Loans
/s/ Bart Van Laer	Bart Van Laer Head of CSS Credits

Agreement Investment credit facility	4/4

[On Guarantor’s paperhead]

TELIX INTERNATIONAL PTY LTD

SUITE 401, 55 FLEMINGTON ROAD

NORTH MELBOURNE, VIC 3051

AUSTRALIA

0692.570.595

FORTIS BANK SA
For the attention of Business Credits 3 Montagne du Parc 1000 Brussels

Dear Sirs,

To enable you to grant credit facilities or effect any financial transactions whatsoever with our subsidiary TELIX INTERNATIONAL PTY LTD (the “Debtor”), in which we have a 100% majority holding, we have agreed to issue a guarantee at first demand in your favour.

We, TELIX INTERNATIONAL PTY LTD, located in AUSTRALIA, SUITE 401, 55 FLEMINGTON ROAD, NORTH MELBOURNE, VIC 3051, therefore undertake, irrevocably and unconditionally, to pay, on your first demand, an amount of 8,910,000.00 EUR maximum .

This guarantee shall have immediate effect. We reserve the right to terminate this guarantee at any time subject to a 45 days’ prior written notice to you by registered letter. The guarantee shall remain in full force and effect with respect to the obligations of the Debtor towards you, existing at the date of termination of this guarantee.

If any payment made to you is declared, for any reason whatsoever, to be null and void, or must be restored by you, our obligations arising from this guarantee in respect of this amount shall be reinstated as if no payment had been made.

To be valid, any demand under this guarantee shall be notified to us by registered letter. The registered letter containing the demand under this guarantee must state the reasons for the said demand, notwithstanding the fact that we cannot contest the merits of the demand

To be valid, any demand under this guarantee shall be notified to us by registered letter. The registered letter containing the demand under this guarantee must state that the Debtor is in default under its obligations in respect of the Credit Facility, notwithstanding the fact that we cannot contest the merits of the demand

To be valid, any demand under this guarantee shall be notified to us by registered letter. The registered letter containing the demand under this guarantee must state the reasons for the said demand, notwithstanding the fact that we cannot contest the merits of the demand (even if such demand results from or is in any way linked to unavailability of currency or any political, economic or monetary impediment or governmental intervention).

To be valid, any demand under this guarantee shall be notified to us by registered letter. The registered letter containing the demand under this guarantee must state that the Debtor is in default under its obligations in respect of the Credit Facility or that you did not receive on the due date any amount due under the Credit Facility, notwithstanding the fact that we cannot contest the merits of the demand (even if such demand results from or is in any way linked to unavailability of currency or any political, economic or monetary impediment or governmental intervention).

Classification : Internal

Any payment under this guarantee shall be made net of any tax or withholding duties whatsoever. Should any such amount be deducted, we will pay the necessary additional amounts to ensure that you receive a net amount equal to that which is due.

This guarantee shall be governed by the laws of Belgium and any dispute shall be subject to the sole jurisdiction of the courts of Brussels without prejudice to your right to submit any dispute to the courts where we are established.

Yours faithfully,

Doug Cubbin

Group CFO

/s/ Doug Cubbin

Classification : Internal

FREE TRANSLATION

GENERAL LENDING CONDITIONS FOR CORPORATE CUSTOMERS*

*	The provisions in italics only apply if the borrower and/or the third-person guarantor - if any - are natural persons.

Part 1: GENERAL PROVISIONS

Article 1 - Scope of application

The following provisions concerning credit facilities govern the relationship between:

–	BNP Paribas Fortis SA/NV, hereinafter referred to as “the Bank”;

–	the beneficiary(ies) of the credit facility, hereinafter referred to as “the borrower”; in the event of more than one borrower, the Bank is entitled to use the word “borrower” to refer to each of them;

–	any other persons who have, directly or indirectly, issued a surety of any kind in favour of the Bank or entered into an obligation with the Bank, hereinafter referred to as “the third- party guarantor”; in the event of more than one third-party guarantor, the Bank is entitled to use the word “third-party guarantor” to refer to each of them.

Article 2 - Credit facilities

All credit facilities are governed by the following:

–	in first instance, by the letter and/or the special agreement granting the credit facility or a form of utilisation of this credit facility hereinafter also referrred to as “facility”, which set out the terms and conditions to each individual credit facility or form of utilisation thereof, hereinafter referred to as “the letter granting the credit facility”, the “credit facility letter”, the “credit facility agreement” or the “facility agreement”;
–	and by all other documents and agreements relating to the credit facility, including the deeds in which the sureties or undertakings are issued;

–	then by these General Conditions to the extent that they are referred to in the letter granting the credit facility or agreement and subject to any exceptions expressly stipulated in writing;

–	and finally, by the General Bank Terms and Conditions of BNP Paribas Fortis SA/NV for all cases not provided for in these General Conditions.

Article 3 - Entry into force, amendments and term

§ 1.	Entry into force

Without prejudice to the application of Article 4, § 1, the credit facility or any amendment thereto shall take effect on the date on which the letter granting the credit facility or the credit facility agreement or the document noting the amendment is signed by the Bank and the borrower.

§ 2.	Amendments

Amendments relating to the credit facility or events, including those stipulated in Articles 13 and 14, entail no novation. To the extent necessary, the sureties shall remain in force.

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The Bank is not obliged to inform the third-party guarantor of such amendments or events.

§ 3.	Term

Without prejudice to the application of Articles 18, 19 and 20, the credit facility is granted for an indefinite period.

Article 4 - Utilisation and forms of utilisation

§ 1.	Utilisation

The credit facility may not be used for purposes, which give rise to the application of the laws on consumer credit or mortgage loans

The credit facility may only be used once all the formalities required for the execution and the perfection of the agreed sureties - in the required ranking - and all other terms and conditions have been duly fulfilled.

No borrowing in excess of the agreed limit or in excess of the limit for any particular form of utilisation is permitted. If, despite this, a utilisation in excess of the agreed limit does occur, the amount concerned must be settled immediately; the fact that excess borrowing has occurred does not give rise to any entitlement to maintaining or repeating such excess borrowing.

§ 2.	Forms of utilisation

The credit facility may be used in various forms. The borrower and the Bank determine the forms of utilisation available in the original letter granting the credit facility or the credit facility agreement or by subsequent amendment thereto.

Article 5 - Account - unified nature of the account - set-off clause - financial transactions

§ 1.          Utilisations in various forms of the credit facility are in principle booked to one or more accounts.

Save for an agreement to the contrary, all the accounts opened by the Bank for one and the same borrower - in euros or foreign currency - form an integral part of a single, indivisible account, regardless of where they are held. Consequently the Bank is entitled to amalgamate the accounts or effect partial or complete offsetting transactions between the accounts with a debit balance and accounts with a credit balance and vice versa - the final balance so obtained determines the borrower’s account situation.

All banking transactions between the Bank and the borrower shall occur as part of an overall business relationship between the two. All transactions between a borrower and the Bank are therefore linked inter se. Consequently, without prejudice to the provisions of the previous paragraph, the Bank is at all times entitled - even after bankruptcy or any other cause of concurrence - to offset the credit and debit balances of the various accounts against each other as and how it deems fit.

If either the transfer or offsetting between the various accounts requires the conversion of foreign currency, this shall be done at the rate applying at the time of conversion.

§ 2.          The Bank is entitled to debit all amounts owed to it in principal, interest and incidental charges from the borrower’s account. This entails no novation.

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§ 3.	Interest

–	If the borrower has an overdraft facility, interest on overdrawn amounts shall be charged at the agreed debit interest rate for overdraft in the currency concerned. In the event of borrowing in excess of the maximum amount available for utilisation under the credit facility or the maximum amount available for a particular form of utilisation or combination of forms of utilisation, or in the event of termination of the credit facility pursuant to Articles 19 and 20, the borrower shall, in addition to the debit interest rate for overdraft in the currency concerned, be liable for payment of a fee of 6% per annum calculated on the amount of the excess borrowing (if applicable) or on the amounts to be repaid in the event of termination of the credit facility. The rule for excess borrowing also applies for obligations under the credit facility unpaid but not booked to the account on the expiry date. The Bank may amend the percentage of the fee at any time.

–	If the borrower does not have an overdraft facility, interest on debit balances in the cases stipulated in the previous paragraph is charged at the debit interest rate applied by the Bank for current accounts in the currency concerned.

–	As long as certain accounts, in which the facility operates, are also part of a notional pooling agreement, the conditions with regard to the debit interest mentioned in the latter agreement shall prevail.

§ 4.          The borrower agrees to entrust a proportion of its financial transactions to the Bank in proportion to the credit facilities granted by the Bank to the borrower. Transfer instructions issued to the Bank by third parties for crediting to one or more accounts held by the borrower with other financial institutions will be charged to the account of the borrower with the Bank.

Article 6 - Interest, fees, commissions and charges

§ 1.          Interest, fees, commissions and charges are calculated for each form of utilisation. The Bank may amend the interest, fees, commissions and charges at any time in accordance with the market conditions. Notification of such amendment may be made by means of a letter sent to the borrower by ordinary mail or by means of an advice included with the account statements provision by the Bank of the copy of the said letter or advice shall constitute adequate proof that it has been sent to the borrower; the borrower is assumed to have accepted such amendments if it does not terminate the credit facility or form of utilisation in question by means of a registered letter to this effect to the Bank within thirty (30) days of dispatch by the Bank of the letter or advice notifying the borrower of such amendments.

§ 2.          Unless otherwise agreed, the interest, fees, commissions and charges are due every three months in arrears and are invoiced at the start of the following calendar quarter for the expired term.

The calculation takes place in the respective currency, based on a fraction whereby the actual number of days expired is indicated in the numerator and the number of days in a year, in the market of the respective currency, is indicated in the denominator (namely in accordance with market practice, 360 or 365 depending on the respective currency).

§ 3.          If a form of utilisation was granted against an interest rate, made up of a reference interest rate (such as the EONIA, the EURIBOR or the IRS) and a margin, and the reference interest rate is negative, then the latter is deemed to be equal to zero.

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§ 4.          Subject to application of article 5, §3, each payable amount, regardless of the nature thereof, which was not paid on the (normal or early) due date, is subject to interest on overdue payments, calculated day after day from the date the payment was due until the day it is definitively received by the Bank, against an interest rate that equals the Bank’s overdraft rate, increased by 6% per year.

§ 5.          Non-availability of the Euribor/Libor or currency.

The Bank shall promptly notify the borrower if in relation to any advance to be granted under a facility, it determines:

a)            that Euribor/Libor is not published and that, on or around 12:00 pm on the interest determination date, no or only one reference bank reports an interest rate to the Bank; or

b)            before 5:00 pm on the interest determination date, that the cost of obtaining matching deposits in the relevant interbank market would be in excess of Euribor/Libor; or

c)            before 5:00 pm on the interest determination date and insofar as the requested currency is not EUR, that the currency is not readily available to the Bank in the amount and for the period required.

In that case, the advance shall not be granted.

In case of an existing advance granted for a roll over facility and of which the interest period must be renewed,

1.             if paragraph (a) or (b) applies, the interest rate of the advance for the interest period shall be equal to the sum of the margin and the interest rate which the Bank determines to express its cost of funding that advance from whatever source it may reasonably select.

2.             if paragraph (c) applies, then the borrower shall repay this advance in the currency in which it was provided, and the Bank shall provide the advance in EUR.

In the hypotheses described above and if the Bank or the borrower so require, the Bank and the borrower shall enter into negotiations (for a period of not more than 30 days) in order to reach an agreement about a substitute basis for determining the interest rate and/or funding any advance in such currency.

§ 6. Provisions by the competent authorities

If a new statutory or regulatory provision, a directive from a competent authority or a fiscal, monetary or bank measure or a change in the interpretation or the application of this provision, directive or measure, specifically concerning the level of the equity of the Bank, its mandatory reserves or the method to use its equity for the coverage of the rights and obligations arising from the credit facility, would result in:

–	the increase of costs for the Bank for granting or maintaining the credit facility;

–	the Bank being required to make a payment on, or calculated by reference to, the credit facility;

–	the amount of any payment due to the Bank under the credit facility being reduced;

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–	the Bank being required to increase the amount of its equity that it must allocate to cover the rights and obligations arising from the credit facility, then the Bank shall immediately inform the borrower thereof in writing with indication of the interest rate and/or other fees that will have to be applied to the credit facility, or of an amount to be paid to the Bank as compensation for the above-mentioned consequences.

The borrower will have a period of fifteen (15) days after receipt of the notification from the Bank, to inform the Bank in writing if it wishes to:

–	either maintain the credit facility and to bear the additional costs. The increased cost will apply at the latest 30 days after the date of the notification by the Bank.

–	or terminate the credit facility, and within 30 days after the date of the notification of the Bank to proceed with the early repayment of any amount owed in the principal amount with the interest due on the day of such repayment, and together with any other amounts owed to the Bank pursuant to the credit facility, including the reinvestment penalty, to the extent that this is provided for in the respective form of utilisation.

In the absence of a written confirmation from the borrower within the set periods, the first option above will apply.

Were the authorities to later reduce or abolish the respective measures, the Bank will also reduce, or cancel, as the case may be, the increased costs referred to above on a pro rata basis from the date on which the said reduced or repealed measures would enter into force.

Article 7 - Joint and several liability – “Ondeelbaarheid” - “Indivisibilite” (“Indivisibility”)

All the borrowers’ obligations - both active and passive - towards the Bank are given under joint and several, and “indivisible” liability, with the most extensive consequences of “ondeelbaarheid” or “indivisibilité”, even if the obligations are booked in an account in the name of one or only some of the borrowers. Consequently, each borrower is entitled to undertake all transactions with the Bank severally, with its signature binding all the other borrowers. The third party-guarantors, who provide personal sureties, are jointly and severally, and “indivisibly” liable towards the Bank in conjunction with the borrowers. Notwithstanding Articles 1210 and 1285 of the Belgian Civil Code, after one or more of the borrowers or third-party guarantors have been discharged from their obligations, all the others remain liable for the entire amount, without it being necessary for the Bank to reserve its rights against them. Such discharge entails no novation and the credit facility continues to be secured by the sureties already issued. The Bank is also entitled to have the sureties re-issued or confirmed by the persons who issued them.

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Article 8 - General pledge - general assignment of claims

§ 1.          Subject to specific legal provisions and as security for the repayment of any sums which might be due to the Bank by the borrower, either alone or jointly with one or more third parties, as a result of any present and/or future claims, for any reason whatsoever, or as a result of any guarantees and/or securities issued or to be issued in favour of the Bank:

–	the borrower pledges in favour of the Bank all financial instruments and cash which are held in its name or for its account with the Bank;

–	the borrower assigns to the Bank all its present and future claims against the Bank (other than those mentioned above) and against third parties, for any reason whatsoever, including amongst others trade receivables and other receivables against customers, claims for performance and services, claims relating to the proceeds of movable assets or real estate, claims against credit institutions or other financial institutions, claims in respect of damages, pensions, insurance benefits, social security allowances, or claims against the government under tax regulations.

§ 2.          The Bank is entitled to notify the assignment to the debtors of the assigned claims at any time, and to do everything to render the assignment opposable to third parties, and to charge the costs thereof to the borrower.

The borrower undertakes to provide the Bank with all DS information and documents relating to the assigned claims, whenever the Bank requests so. The borrower authorizes the Bank to gather such information or documents from the third parties debtors of assigned claims.

The Bank has the right to execute the pledge and the assigned claims according to the applicable law and to use the proceeds for the repayment of the sums due to the Bank as mentioned above.

Article 9 - Disclosure requirement - Supervision

§ 1.          The borrower and third-party guarantor shall inform the Bank immediately of all relevant developments in their business affairs, any amendments to their powers of representation, change of domicile, registered office or centres of operation or the creation of additional centres of operation, and notify the Bank of any facts which must be disclosed pursuant to statutory provisions.

Inter alia, they are obliged to give notification of any circumstance or action as referred to in Article 20.

The borrower shall provide the Bank with a copy of all accounting statements it is legally obliged to draw up as soon as they are available.

§ 2.          The Bank is entitled to send its representatives to undertake specific examinations in situ, or appoint third parties to undertake such examinations at the borrower’s or third-party guarantor’s premises or otherwise; the borrower shall be liable for the costs involved. The borrower and the third-party guarantor shall, inter alia, at the request of such persons or the Bank, immediately provide any information which such persons or the Bank deem necessary in order to form an accurate opinion of the situation of the borrower or the third-party guarantor at all times, more especially in respect of their stocks, trade and other receivables, order books and financial situation, and to ensure that the borrower or third-party guarantor is in compliance with all regulations, including town planning regulations and laws on the environment.

The Bank is entitled to have a soil examination carried out on the property of the borrower or the third-party guarantor; the borrower shall be liable for the costs involved.

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The Bank has the right, at any time and at the costs and expenses of the borrower, each time that it deems useful for the assessment of its risks and in each case at any time as may be required by any applicable regulation, to proceed, by its representatives or by third parties, to a valuation of assets encumbered with security or which are the subject of a mortgage mandate or a pledge mandate in its favour.

The Bank has the right to get information with any third party concerning these valuations which are done without any responsibility of the Bank.

§ 3.          Registration at the Central Point of Contact (CPC) of the National Bank of Belgium (NBN).

The number of each form of utilisation under this credit facility (except for overdraft) along with the identity of each borrower will be registered at the central point of contact with the National Bank of Belgium, in accordance with Article 322 §3 of the 1992 Income Tax Code and the Royal Decree of 17 July 2013.

The National Bank of Belgium, Boulevard de Berlaimont/Berlaimontlaan 14, B-1000 Brussels is responsible for processing the data transmitted.

Aims of processing: the sole purpose of registration is to determine firstly, the taxable amount of income of the borrower, and secondly, their financial situation, to ensure recovery of taxes and part payments due in principal, along with additional monies, tax increases and administrative fines, interest and costs.

Every borrower has a right to view the data registered in their name by the CPC with the NBB, and this, in accordance with the terms and conditions set out in the Royal Decree of 17 July 2013. To this end, the borrower submits a written request, dated and signed, to the National Bank of Belgium, Boulevard de Berlaimont/Berlaimontlaan 14, B-1000 Brussels. The request must be accompanied by a front-and-back photocopy of their identity card, as stipulated in the aforementioned Royal Decree. The borrower who is not a natural person encloses with its request a clearly legible front-and-back photocopy of the identity card, as indicated above, issued to its representative, along with evidence of a power of attorney.

Every borrower may request, free of charge, the correction or removal of the identity or credit data held in their name at the CPC.

To this end, the borrower sends its request to the issuing body which, where applicable, shall forward the correction to the NBB. The data transmitted to the CPC is kept for a period of eight years, from the end of the calendar year during which the last contract of this kind (form for use in the context of this credit facility) was communicated to the CPC, was closed or was terminated.

§ 4.          Provisions arising from the application of the Act of 04/03/2012 concerning the Central Corporate Credit Register (hereinafter called “the Act”)

Each facility under the credit facility will be registered in the “Central Corporate Credit Register” (hereinafter “CKO”), in accordance with Article 3 of the Act.

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The aim of this registration is to centralise credit data. Centralisation of this data results in better evaluation of:

–	the risks for financial institutions of the granting of credit and;

–	the risks subject to special attention from the supervisory authorities in the financial sector.

Information relating to the borrower, the forms of utilisation and any resulting payment defaults are registered in the Central Corporate Credit Register pursuant to the Act and related implementing decrees.

BNP Paribas Fortis SA/NV, Montagne du Parc / Warandeberg 3, 1000 Brussels, has a disclosure obligation within the meaning of the Act.

The borrower is entitled to inspect the data and have it corrected if necessary. For information on how to do this, the borrower can visit the website of the National Bank of Belgium: http://www.nbb.be

In connection with the disclosure requirements, such as those set out in the Royal Decree mentioned above, the CKO keeps the data for one year after its reference date. The National Bank of Belgium may keep the data for a longer period of time for academic or statistical purposes. It may also do so within the framework of its activities pursuant to the Act of 22 February 1998 establishing the Organic Statute of the National Bank of Belgium.

Article 10 - Insurance

All movable and immovable assets for the purpose of or serving for the borrower’s profession or business activity and all movable and immovable assets of the borrower of third-party guarantor encumbered with a mortgage or pledge in favour of the Bank or for which a promise or power of attorney to take a mortgage or pledge has been issued in its favour or an undertaking not to grant a mortgage in favour of a third party, grant a pledge or dispose of the said property has been issued, must be insured for an adequate amount with an insurance company approved by the Bank for its value as new covering the risk of theft, fire, water damage, storm damage, lightning, explosion, falling aircraft and spacecraft, glass breakage, tenant’s liability and recourse by neighbours. In the absence of such insurance, the Bank may itself take out an insurance policy and pay the premiums due by the borrower, without the Bank bearing any liability.

The borrower shall request the Bank’s approval for the loss settlement it wishes to agree with the insurer. This provision also applies to the third-party guarantor in respect of the assets to which the surety or undertaking issued by the said guarantor applies. The borrower and third party guarantor shall, as soon as such asset is subject to damage, immediately provide the Bank with all relevant details of such damage and the insurer.

Article 11 - Duties, costs, fees and expenses

All handling charges, other costs, taxes, stamp duty, registration fees, commission, costs of service and fees for renewal, discharge or removal and, in general, all costs deemed necessary by the Bank to execute and maintain the sureties, supervision and monitoring of the credit facility and, if applicable, the compulsory levy under attachment shall be payable by the borrower and may be debited to the borrower’s account by the Bank.

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Article 12 - Taxes - charging of payments - repayment - default

§ 1.          All payments that are made with regard to the credit facility by the borrower or by a third party for the borrower’s account, shall take place for the borrower’s account where the Bank is domiciled, free of all current and future taxes, withholding or duties of any nature whatsoever, regardless of by which government body such were imposed (“Taxes”).

If Taxes are to be deducted from any amounts paid or to be paid by the borrower, the borrower will pay the additional amounts required to ensure that the net amount received by the Bank is equal to the full amount which it would have received if the payment concerned had not been subject to the payment of such Taxes. Within 30 days of any payment of Tax effected by the borrower, the borrower will furnish the Bank with proof that such taxes have been duly paid to the competent authority. Furthermore, the borrower will reimburse the Bank for any taxes paid by the Bank relating to the credit facility.

In the aforementioned cases and without prejudice to the obligations of the borrower under this article, the latter shall have the right, subject to a written cancellation of 15 days to the Bank, to cancel the credit facility or the form of utilisation thereof and to prepay any amount owed in the principal amount with the interest that is due on the day of such prepayment and together with all other amounts owed to the Bank under the credit facility, including the reinvestment penalty, to the extent that this is provided for in the respective form of utilisation, without this affecting its obligations arising from this article.

The provisions of this article do not apply to taxes on the Bank’s total net profit.

§ 2.          If, pursuant to the credit facility or for any other reason whatsoever, the Bank has various claims against the borrower, then the Bank is entitled to book payments made by the borrower or by a third party for the borrower’s account against such claim as it deems fit. Amounts paid by the borrower or by third parties for the borrower’s account shall first be booked against the unsecured portion of the claim(s). The payments shall be used in the following order: in first instance the interest on overdue payments, then the interest, then all other amounts owed, with the exception of the principal, and finally the outstanding principal.

§ 3.          All amounts due by the borrower under this agreement will automatically become payable on the due date to the account specified by the Bank, without this requiring any further notice.

If the due date of any amount owed by the borrower does not fall on a Business Day (defined further down), then the payment shall be postponed until the next Business Day, unless that Business Day falls in another calendar month. In that case, the payment shall be performed on the Business Day before the originally planned due date.

The borrower commits to set up a reserve that is sufficient for the payment thereof. The Bank shall debit the account of the borrower for all amounts owed.

Any notification of an early repayment or cancelation is irrevocable.

No amount prepaid or repaid at its maturity or cancelled may be redrawn or reinstated given the fact that the credit facility as well as the relevant form of utilisation is automatically terminated, pursuant to article 18, on the respective data, for a corresponding amount.

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Article 13 - Decease

In the event of decease of the borrower or of one of the borrowers, the credit facility is automatically suspended from the time that the Bank is informed in writing of such decease, without prejudice to the Bank’s right to invoke the fact if it becomes aware of this through other means. This suspension does not preclude interest and commissions continuing to be charged.

Suspension of the credit facility in the event of decease does not prevent the Bank from remaining entitled to terminate the credit facility on the basis of the provisions of Articles 19 and 20 of these General Conditions. For this purpose, the Bank has a period of three months commencing at the time stipulated in the previous paragraph.

If the Bank does not avail itself of this right to termination, the credit facility shall be maintained with the same provisions and at the same terms and conditions by some or all of the deceased’s legal assigns, together with the surviving borrowers, if any. The Bank is entitled to require the express, written consent of the legal assigns for whom the credit facility is maintained and of those for whom the credit facility is not maintained and may likewise request that an authorised representative be appointed to represent the legal assigns and any remaining borrowers in their dealings with the Bank.

Maintenance of the credit facility by the legal assigns, together with any discharge of their obligations granted by the Bank to some of the legal assigns, entails no novation and the credit facility continues to be secured by the sureties already issued. The Bank may also require the sureties to be re-issued or confirmed by the person(s) issuing them or the legal assigns. The sureties, including those issued by the deceased borrower, shall continue to secure all the obligations of the legal assigns on account of the credit facility; if the sureties were also issued to secure the borrower’s future obligations towards the Bank, other than those arising pursuant to the credit facility, they shall also secure such future obligations on the part of the legal assigns.

Article 14 - Demerger, merger and contribution of an entire business or line of business

A.       In the event of the demerger of a company which is a borrower, the credit facility is automatically continued at the same provisions and at the same terms and conditions with (i) the company(ies) to which the credit facility or debts arising under the credit facility are assigned in accordance with the demerger proposal and (ii) with the remaining borrowers, if any. The company(ies) to which the credit facility is not assigned in accordance with the demerger proposal shall also remain jointly and severally and “ondeelbaar” (“indivisibly”) liable for the fulfilment of the obligations under the credit facility, including those arising from utilisations subsequent to the demerger, until such time as it is / they are duly discharged by the Bank. If the demerger proposal does not specify the company to which the credit facility is assigned, all the companies involved in the demerger shall be jointly and severally and “ondeelbaar” (“indivisibly”) liable for the fulfilment of the obligations under the credit facility, including those arising from utilisations subsequent to the demerger, and they may all continue to utilise the credit facility. The Bank may request that an authorised representative be appointed to represent the legal assigns and any remaining borrowers in their dealings with the Bank.

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B.       In the event of the merger of a company which is a borrower, the credit facility is automatically continued at the same provisions and at the same terms and conditions with the company making the take-over or the new company arising from the merger, together with the remaining borrowers, if any.

C.       In the event of the contribution of all the assets or liabilities of a company which is a borrower in accordance with the provisions of the Commercial Code, and in the event of operations equivalent in law, the credit facility is automatically continued at the same provisions and at the same terms and conditions with the company acquiring the assets and liabilities, together with the remaining borrowers, if any. The same applies in the event of the contribution of a line of business of a company, which is a borrower in which this credit facility is included, in accordance with the regulations provided for in company law. The contributing company also remains jointly and severally and “ondeelbaar” (“indivisibly”) liable for the fulfilment of the obligations under the credit facility, including those arising from utilisations subsequent to the transfer, until such time as it is duly discharged by the Bank.

D.       The maintenance of the credit facility by the legal assigns in the cases referred to under A, B and C above - the Bank should be duly notified of the events referred to as soon as possible - together with discharge from their obligations granted by the Bank to some of the borrowers, entails no novation and the credit facility shall continue to be secured by the sureties already issued. The Bank may also require the sureties to be re-issued or confirmed by the person(s) issuing them or the legal assigns. The sureties shall continue to secure all the obligations of the legal assigns on account of the credit facility; if the sureties were also issued to secure the borrowers’ future obligations towards the Bank, other than those arising pursuant to the credit facility, they shall also secure such future obligations on the part of the legal assigns, except in the event of transfer of line of business as specified under C above.

E.       The maintenance of the credit facility in the cases referred to under A, B and C above does not preclude the Bank from maintaining the rights to terminate or suspend the credit facility on the basis of the provisions of Articles 19 and 20 of these General Conditions. For this purpose, the Bank has a period of three months commencing at the time at which it is notified in writing by the borrowers or their legal assigns of the demerger, merger or contribution, without prejudice to the Bank’s right invoke the fact if it becomes aware of this through other means.

Article 15 - Notification to the borrowers and third party guarantor(s)

The Bank may at all times notify each of the borrowers or the third- party guarantor(s) or one of their legal assigns of the status of the borrowers’ obligations. The third-party guarantor cannot oblige the Bank to provide other information without the borrower’s consent.

Article 16 - Obligations and recourse of the third-party guarantor and borrowers

The third-party guarantor cannot invoke the term granted to the borrower in the letter granting the credit facility or the credit facility agreement if the borrower itself no longer has the benefit of the term. The third-party guarantor waives the benefit of Article 2037 of the Belgian Civil Code. The third-party guarantor issues the sureties and the undertakings independently of the other sureties.

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A third-party guarantor which has made partial payment of the debt cannot submit any personal or subrogatory claim whatsoever or take recourse in any form whatsoever against the borrower or another third-party guarantor until such time as the Bank has been repaid in full. The same principle applies in respect of the borrowers in the event of partial repayment by one of the borrowers.

Article 17 - Operations requiring the Bank’s consent

§ 1.          Until such time as the borrower has discharged all its obligations towards the Bank, the borrower shall not, without the Bank’s prior consent in writing, let on lease assets who are for the purpose of, or used for, its profession or business activity, for more than nine years or with advance payment of more than one year’s rental or grant a personal right of occupation. The same applies to the assets encumbered with a mortgage or other pledge in favour of the Bank or for which a promise or power of attorney to take a mortgage or pledge in the Bank’s favour has been issued, or for which an undertaking not to grant a mortgage or pledge in favour of third parties or not to dispose of them has been issued. Nor may the borrower, without the Bank’s prior consent in writing, dispose of such assets, contribute such assets or alter their purpose or nature. Nor may such assets, without the Bank’s prior consent in writing, be charged with in rem rights or in rem sureties in favour of third parties, nor may a power of attorney be granted to this end.

§ 2.          The above-mentioned operations may not, without the Bank’s prior written consent, be carried out by a third-party guarantor which issues an in rem surety, in connection with the assets to which the surety issued or undertaking given by the said guarantor relates. The third-party guarantor which issues a personal surety may not carry out the above-mentioned operations in connection with the real estate which it owns or to which it has in rem rights.

§ 3.          The borrower shall not have its obligations towards third parties secured by personal sureties until such time as it has discharged all its obligations towards the Bank. Nor may the borrower itself stand personal surety for the obligations of third parties without the Bank’s prior consent in writing. Nor may a third-party guarantor which issues a personal surety issue a surety in favour of third parties without the Bank’s prior consent in writing.

§ 4.          The borrower undertakes not to request the granting of, increase in, renewal of, extension of or renewed utilisation of a credit facility or a loan from another financial institution without the Bank’s prior consent in writing.

Article 18 - Automatic termination

Upon expiry of a term stipulated for (i) a form of utilisation or (ii) a drawdown of a form of utilisation or (iii) in the event of maturity of (part of) the principal in one form of utilisation, the credit facility is automatically terminated for an equivalent amount, without the Bank being required to give any notice to this effect.

If automatic termination gives rise to borrowing in excess of the maximum amount of the credit facility or of one form of utilisation, the amount concerned shall be settled immediately, in accordance with Article 4, § 1, paragraph 3.

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	12/25

Article 19 - Suspension and termination with notice

§ 1.          The Bank may, without being required to justify its decision , suspend utilisations under the credit facility or terminate the credit facility subject to thirty (30) days’ notice to this effect by registered letter commencing as from the date of dispatch. Suspension or termination with notice may involve the credit facility as a whole or one or more forms of utilisation or the maximum amounts available for utilisation, both for the drawn and undrawn portion of the credit facility or the form of utilisation. New utilisations in a particular form after notification of suspension or termination shall only be possible in the amount outstanding at the time of dispatch of the notification of suspension or termination and provided that the term of such new utilisations does not extend beyond the day prior to the date on which suspension or termination takes effect. An existing suspension can only be lifted subject to the Bank’s consent.

Upon termination with notice, all amounts drawn down by the borrower in the forms subject to termination are to be repaid immediately at the time termination takes effect, with the exception of forms or utilisation for which a term has been set for repayment of the amounts drawn down, in which case the term for repayment remains unchanged.

§ 2.          Suspension or termination pursuant to the application of § 1 shall not preclude the credit facility subsequently being suspended or terminated in accordance with Article 20.

Article 20 - Immediate suspension or termination

§ 1.          The Bank is entitled to suspend or terminate all or part of the undrawn portion of the credit facility or of the undrawn portion available under a particular form of utilisation with immediate effect and without prior notice, without being required to justify its decision.

§ 2.          In addition to the events of default provided for by law, the Bank is also entitled to suspend or terminate the credit facility or a form of utilisation available under the credit facility - for both the drawn and undrawn portion thereof - in part or in full, with immediate effect and without notice:

a)            in the event of failure to pay any money on the due date or failure to comply with any other condition or undertaking relating to the credit facility or form of utilisation, including in the cases stipulated in the provisions applicable to the credit facility in accordance with Article 2, or if it transpires that a form of utilisation does not comply with the purpose for which it was granted, or if the object financed with a form of utilisation is disposed of, or if the credit facility or a form of utilisation was granted on the basis of information provided by the borrower which transpires to be incomplete or inaccurate, or if it transpires that the borrower has provided inaccurate or incomplete information during the term of the credit facility;

b)            in the event of protest or if, on the day following presentation, trade bills bearing the borrower’s signature remain unpaid;

c)            in the event of the borrower ceasing to carry out its profession or business or if there is the threat of its business being ceased or materially changed; in the event of bankruptcy or manifest insolvency, suspension of payment, request for extension of payment, or request for judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire); in the event of punishable actions committed by the borrower, its managers, directors or members of its management bodies, or one of these persons;

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d)            if any of the following circumstance arises in respect of the borrower:

–	decease, absence, event or measure which affects the trading or legal capacity;

–	voluntary change to the marriage contract or a demand to this end which may prejudice the Bank’s interest;

–	dissolution, liquidation, change in the legal form or company object, reduction in the company capital, appointment of a provisional manager or provisional administrator;

–	merger, demerger or a similar action, contribution or transfer of all assets or of a company branch;

–	disagreement among managers, directors, associates or business managers, or one of the corporate bodies becoming unmanageable due to detention of one of them;

–	material amendment to the shareholder base which may affect the composition of the management bodies (and persons responsible for management and day-to-day management) or the Bank’s overall risk assessment;

e)            in the event of notification of an order to pay or seizure order on one of the borrower’s assets or in the event of failure by the borrower to pay claims secured by a lien or mortgage, and in the event of failure to comply with, the suspension of, or the demand for immediate repayment of any obligation whatsoever towards the Bank or another financial institution, or generally in the event of an occurrence which could give rise to or reveal financial difficulties or could affect the relationship of trust and confidence;

f)            if, in respect of the movable and immovable assets for the purpose of or serving for the borrower’s profession or business activity or in respect of movable and immovable assets encumbered with a mortgage or other charge in favour of the Bank or for which a promise or power of attorney to take a mortgage or charge in the Bank’s favour has been issued, or for which an undertaking not to grant a mortgage or charge in favour of third parties or dispose of the property has been issued, any of the following occurs: order, seizure or other legal action by a third party which require the borrower to sell off such property, or de facto disturbance of possession or action under pretence of having rights on the property; dispossession, building offence, pollution or in the event of such property being or becoming “zonevreemd”, demolition order, registration of a lien as stipulated in Article 27, 5° of the Law of 16 December 1851.

g)            in the event of assignment of, or a pledge or attachment on the rental income, salaries, wages, subsidies, Bank accounts or other claims of the borrower;

h)            in the event of a reduction in value or loss of sureties issued in favour of the Bank;

i)            if, in the Bank’s opinion, the analysis of the borrower’s accounts reveals that material losses have been suffered and that its financial equilibrium or solvency is threatened, of if the comparison of the balance sheets and/or accounting examinations carried out by the Bank or on behalf of the Bank reveals, in the Bank’s opinion, that the borrower’s cumulative loss is twenty-five percent of its own funds (capital and reserves, excluding revaluation surpluses) after the required depreciation and write-downs have been made;

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j)            if the borrower fails to fulfil the obligations prescribed by law, including company law, accounting law, environmental law, town planning regulations or the law applicable to the running of its professional activity;

k)            if a third-party guarantor which issues a personal surety is subject to one of the events stipulated under a, b, c, d, e , f, g, h, i or j above; if a third-party guarantor which issues an in rem surety is subject to one of the events stipulated under a, c, or d above; if a third-party guarantor which issues an in rem surety is subject to one of the events stipulated under f, g, or h, limited to the property to which the surety issued or undertaking given by the said guarantor relates.

§ 3.          Upon suspension of the credit facility or one of the forms of utilisation under the credit facility pursuant to the application of § 1 or § 2, all rights to utilisation in the forms subject to suspension are suspended with immediate effect. Suspension pursuant to one of the grounds given in § 2 above does not preclude the credit facility subsequently being immediately terminated for the same reasons or for another reason.

§ 4.          Upon termination of the credit facility or one of the forms of utilisation under the credit facility pursuant to the application of § 2, all amounts drawn down by the borrower in the forms subject to termination shall be immediately repayable, regardless of the agreed term for the repayment of the amounts drawn down.

Article 21 - Transfer - Sureties given by the Bank

The Bank may, at all times, transfer all its rights and obligations under the credit facility to one or more third parties, with the same terms and conditions and sureties being maintained, without being required to seek the borrower’s consent to this effect.

The borrower grants the Bank authority to perform any relevant formalities on its behalf.

The Bank also has the right to provide sureties on her claims and rights in favour of a third party, such as the central bank or a similar institution.

Article 22 - Notification and proof

Unless expressly stipulated to the contrary, all notifications and advices in implementation of the agreement and these General Conditions are duly served by ordinary mail or by any other means of communication suitable in the circumstances.

Provision by the Bank of a copy from its files or accounts shall constitute adequate proof of the existence of an event cited. Consequently, the existence and amount of the Bank’s claim may be evidenced by an account statement, without it being necessary to furnish a notarial or private deed. All advices and notifications are duly made to one of the borrowers at the address for service elected. However, the Bank reserves the right to serve advices and notifications to the borrower’s actual address or the address of which it was most recently informed.

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Article 23 - Governing law, competent courts and election of domicile

The credit facility is governed exclusively by Belgian law and any disputes shall be subject to the sole jurisdiction of the Belgian courts. The Bank elects address for service at its registered office. The borrower and third-party guarantor elect address for service at their current address in the event of a natural person or at their registered office in the event of a legal person.

However, the Bank reserves the right to serve all writs and deeds to the actual residential address or to the most recent address of which it was notified by the borrower or the third-party guarantor.

Article 24 - Waiver - nullity

§ 1.          The fact that the Bank delays in exercising any right in respect of the credit facility, only exercises such right partial , or fails to exercise such right, shall not operate as a waiver thereof.

§ 2.          If one of the clauses of this agreement should prove to be null and void or impossible to implement, this shall, in no way, affect or jeopardise the validity of the other clauses.

PART II: SPECIAL PROVISIONS GOVERNING SPECIFIC FORMS OF UTILISATION

Bank guarantees

Article 25 - Conditions

§ 1.          For any request to issue a guarantee, the borrower must use the application form of the Bank.

Any issuance requires the agreement of the Bank on the text of the guarantee. The borrower must provide the Bank with the text of the guarantee to issue. If the text refers to both a surety and an autonomous bond, the Bank will consider the guarantee being an autonomous bond.

If the borrower does not provide the Bank with the text of the guarantee to issue, the Bank is entitled to issue the guarantee in a legal form and by using a wording in accordance with the requirements and wishes of the beneficiary. The Bank shall not be held liable for the consequences arising from the choice of this legal form and wording.

If the borrower would request the Bank to issue guarantees for its account but covering the obligations of either one of its subsidiaries, or another company or entity of its group, or another company or entity with which it contractually participates in a project, or people employed on contract with its company or with a company of its group, or someone or a company with whom/which its company or a company or entity of its group is in a contractual relationship in order to comply with legal or regulatory requirements, then the party whose obligations the borrower wishes to guarantee will have to be prior accepted by the Bank.

When the borrower requests the issuance of a rental guarantee and the lessee mentioned in the lease contract is a third party or the borrower and a third party, this/these third party(ies) will have to be prior accepted by the Bank.

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RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	16/25

The borrower undertakes to provide the Bank with any document and/or information that the Bank will deem useful, in particular with respect to the underlying transaction and with a view to the acceptation of the party whose obligations the borrower wishes to guarantee. For instance, in case of rental guarantee, the borrower will provide a copy of the related lease contract.

If, in the opinion of the Bank, the nature, the subject, the context, the terms and conditions, the underlying transaction, etc., of a guarantee represent a too high risk or do not comply with the BNP Paribas group policies, amongst others with regard to international sanctions, financial or economic embargoes, environmental or ethical responsibility, etc., the Bank reserves the right to refuse the issuance.

§ 2.          The borrower irrevocably undertakes to immediately repay to the Bank all amounts that the Bank has paid or that are claimed from the Bank relating to issuing, maintaining, managing and possibly executing the guarantee. This undertaking applies as well to charges and commissions relating thereto. The Bank is entitled to debit the account of the borrower with these amounts.

§ 3.          The Bank is also entitled to set aside a cash cover for the booked amount of the guarantee(s) by debiting the borrower’s account (i) subject to one month prior notice, at any time and without having to justify its decision, or (ii) without prior notice, (a) in case of a claim under the guarantee, or (b) in case the Bank enforces any right set out in articles 19 or 20 of the present General Conditions, or (c) in case of occurrence -without immediately suspending or terminating the credit facility or the form of utilisation -- of any of the events referred to in article 20 of the present General Conditions.

The setting aside of such cash cover means a transfer in ownership as security for any sums which are or will be due to the Bank relating to the guarantee(s) issued by the Bank.

The security constituted by the cash cover shall not be released by the booking in current account of sums due (including interests and costs) relating to the guarantee(s) issued by the Bank, in which case this security shall also cover the debit balance of the current account up to the booked amount.

The Bank is at any moment entitled to use the cash cover for the repayment of any sums due to it and covered by the cash cover.

§ 4.          If one or more foreign law(s) could have any impact on the guarantee, or on one or more undertakings in case of a chain of guarantee and counter-guarantee(s) (e.g. in case the beneficiary of the guarantee or the beneficiary and/or the issuing Bank of one of the undertakings in a chain of guarantee and counter-guarantee(s) are not located in Belgium, or if the guarantee or one or more undertakings in a chain of guarantee and counter-guarantee(s) is/are subject to foreign law), the borrower accepts any consequences relating to the application of any laws, regulations and practices in use under that or those law(s).

The borrower also accepts any consequences relating to the possibility that in a chain of guarantee and counter- guarantee(s) one undertaking is subject to another law than the other undertaking(s).

The borrower also accepts any consequences relating (i) to any clauses granting jurisdiction to foreign courts (ii) or to the intervention of foreign courts in breach of such jurisdiction clauses (iii) or to summary proceedings.

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	17/25

To that end, the borrower undertakes to perform all useful and necessary checks by its own means and under its full and exclusive responsibility.

The borrower acknowledges the right of the Bank to consider itself released from the guarantee or counter-guarantee, only when the beneficiary or other intervening party as the case may be, has expressly notified the Bank thereof. This applies even if the guarantee or counter-guarantee includes expiry provisions, unless the Bank is convinced that those provisions do not contravene any mandatory regulations or established practices of the beneficiary’s country.

In general, the borrower assumes full and exclusive responsibility for all undertakings that will be entered into by the Bank to carry out its instructions and the borrower undertakes to compensate the Bank (or another entity of the banking group as the case may be) for all possible consequences, among others in case the Bank (or another entity of the banking group) would be obliged to pay in beneficiary’s country, but would at the same time be subject to a stop-payment order in Belgium.

§ 5.          If, in the view of the Bank, a guarantee has an autonomous character and is consequently entirely independent from the underlying relationship which exists or may exist between the borrower and the beneficiary of the guarantee, the borrower accepts the obligation of the Bank - which will inform the borrower thereof- , to execute the guarantee without delay, as soon as a claim is made in compliance with the text of the guarantee. The borrower agrees to the necessity for the Bank to extend and/or amend the guarantee (but not to increase the amount thereof) if it clearly appears that a claim under the guarantee will be the result of a refusal to immediately effect such an extension or amendment. Consequently, the borrower undertakes to refrain from taking any measures with the aim or consequence to hinder or delay the execution and/or extension and/or amendment of the guarantee, even if the borrower considers unfounded the demand of the beneficiary or the intervening party to execute, extend or amend and notwithstanding any objections and arguments which the borrower might be entitled to oppose against the beneficiary.

Article 26 - Charges and costs

§ 1.          The charges and costs relating to issuing, maintaining, managing, and possibly executing the guarantees will be calculated according to the rates which will be communicated to the borrower.

§ 2.          Since the commissions will be due until the Bank will be validly released under the guarantees by the beneficiary, it is the responsibility of the borrower to ensure to have the guarantees released when they become redundant.

The commissions relating to a guarantee in another currency than in euro will be calculated by reference to the amount of the guarantee converted in euro, at the exchange rate prevailing on the date of calculation of the commission.

§ 3.          Any opposition by way of judicial or other proceedings against the payment and / or repayment of the amount of a guarantee under which a claim has been made in accordance with the text of the guarantee or under which a claim might be made, and any judicial or other proceedings to obtain payment under a guarantee, shall be subject to repayment by the borrower of any costs of - or charged to - the Bank including investigation and managing costs, as well as lawyer’s - and other legal - costs, with a minimum of 1000,00 EUR.

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RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	18/25

§ 4.          Any other charges (fax, swift, mail, express courier, etc.) relating to the guarantees issued by the Bank or by one of its foreign branches and any costs charged to the Bank by a correspondent Bank or any other intervening party are for the account of the borrower. Those charges include the administrative charge (currently 2°/°°, with a minimum of 6,00 EUR) which may be charged to the Bank by the Deposito en Consignatiekas/Caisse de Dépôt et de Consignation.

Import documentary credit (import LCs)

Article 27 - Conditions

§ 1.          For any request for issuance of a documentary credit the borrower must use the application form of the Bank.

Any issuance of a documentary credit requires the agreement of the Bank on the terms and conditions of the documentary credit. The borrower must provide the Bank with the text of the documentary credit to issue.

The borrower undertakes to provide the Bank with any documents and/or information that the Bank might consider useful, in particular with respect to the underlying transaction.

If, in the opinion of the Bank, the nature, the subject, the context, the terms and conditions, the underlying transaction, etc., of a documentary credit represent a too high risk or do not comply with the BNP Paribas group policies, amongst others with regard to international sanctions, financial or economic embargoes, discriminatory clauses, environmental or ethical responsibility, etc., the Bank reserves the right to refuse the issuance.

§ 2.          The borrower irrevocably undertakes to immediately repay to the Bank all amounts that the Bank has paid or that are claimed from the Bank relating to issuing, maintaining, managing and possibly executing the documentary credit. This undertaking applies as well to charges and commissions relating thereto. The Bank is entitled to debit the account of the borrower with these amounts.

§ 3.          The Bank is also entitled to set aside a cash cover for the booked amount of the documentary credit(s) by debiting the borrower’s account (i) subject to one month prior notice, at any time and without having to justify its decision, or (ii) without prior notice, (a) in case the Bank enforces any right set out in articles 19 or 20 of the present General Conditions, or (b) in case of occurrence -- without immediately suspending or terminating the credit facility or the form of utilisation -- of any of the events referred to in article 20 of the present General Conditions, or (c) in case legal, regulatory or judicial measures prohibit or postpone the execution by the Bank of its commitments relating to the documentary credits.

The setting aside of such cash cover means a transfer in ownership as security for any sums which are or will be due to the Bank relating to the documentary credit(s) issued by the Bank.

The security constituted by the cash cover shall not be released by the booking in current account of sums due (including interests and costs) relating to the documentary credit(s) issued by the Bank, in which case this security shall also cover the debit balance of the current account up to the booked amount.

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RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	19/25

The Bank is at any moment entitled to use the cash cover for the repayment of any sums due to it and covered by the cash cover.

§ 4.          All documentary credits will be subject to the Uniform Customs and Practice for Documentary Credits of the ICC (UCP), latest version.

In the event that one or more foreign law(s) could have any consequences on the documentary credit(s), the borrower accepts any consequences relating to the application of any laws, regulations and practices in use under that or those law(s).

§ 5.          Documentary credits are irrevocable and autonomous. Documentary credits are entirely independent from the underlying relationship between the borrower and the beneficiary of the documentary credit. The borrower agrees to the necessity for the Bank to execute a documentary credit without delay, in compliance with its text and UCP. Consequently, the borrower undertakes to refrain from taking any measures with the aim or consequence to hinder or delay the execution of the documentary credit, even if the borrower considers the execution unfounded and notwithstanding any objections and arguments which the borrower might be entitled to oppose against the beneficiary.

§ 6.          Without prejudice to art. 8 of the present General Conditions, the borrower pledges in favour of the Bank the goods subject to the documentary credit(s) that the borrower requests the Bank to issue, as well as the documents relating to this (those) documentary credit(s) including insurance policies and possible related claims, as security for the payment of any sums which are or will be due by the borrower to the Bank relating to this (those) documentary credit(s). Consequently, the documents representing the goods must either be made out to order of the Bank or endorsed to the Bank or in blank, or the goods must be dispatched in the name of the Bank.

Article 28 - Charges and costs

§ 1.          The charges and costs relating to issuing, maintaining, managing, and possibly executing the documentary credits will be calculated according to the rates which will be communicated to the borrower.

The commissions relating to a documentary credit in another currency than in euro will be calculated by reference to the amount of the documentary credit converted in euro, at the exchange rate prevailing on the date of calculation of the commission.

§ 2.          Any opposition by way of judicial or other proceedings against the payment and / or repayment of the amount of a documentary credit and any judicial or other proceedings to obtain payment under a documentary credit, shall be subject to repayment by the borrower of any costs of - or charged to - the Bank including investigation and managing costs, as well as lawyer’s - and other legal - costs, with a minimum of 1000,00 EUR.

§ 3.          Any other charges (fax, swift, mail, express courier, etc.) relating to the documentary credits issued by the Bank and any costs charged to the Bank by a correspondent Bank or any other intervening party are for the account of the borrower.

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Investment credit facility

Article 29 - Drawdowns

Any drawdown shall take place on the basis of a copy of the accounting documents (or of the invoices) regarding the investment, and on the basis of the payment receipt if the invoices were already paid. The accounting documents may not be older than three months.

Unless the facility agreement determines otherwise, the drawdowns are limited to the amounts of each invoice, exclusive of VAT.

The borrower may provide a list to the Bank of the expected drawdowns and a payment instruction regarding these drawdowns. This list must be signed by the borrower. From the moment the Bank receives an accounting document that relates to a drawdown indicated on the list, the drawdown shall take place in accordance with the instructions provided in the list.

For drawdowns that are not indicated on the list, the accounting documents must be dated and signed by the borrower and be provided with a payment instruction, meaning that the borrower must precede its signature with the statement: “the amount of …. should be withdrawn under the investment credit facility and paid to account no. … of ...”.

In case the borrower has indicated its own current account for the payment and it has not yet paid all the invoices, then it authorizes the Bank to pay the supplier directly from the aforementioned current account.

Flexi-credit facility

Article 30 - Definitions

–	Business day: means

*	if it concerns a payment or the determination of the first and/or last day of an Interest period, a day on which the TARGET2 system functions;
*	in all other cases (including in respect of written notification(s) to be sent to the Bank): a day on which Banks are normally open for business in Brussels.

–	Interest period: means every period for which an interest rate was determined as provided for in the facility agreement.

–	TARGET2: means the payment system Trans-European Automated Real-time Gross Settlement Express Transfer that has been operational since 19 November 2007.

Article 31 - Terms & Conditions - drawdowns

Any drawdown shall take place on the basis of a copy of the accounting documents (or of the invoices) regarding the investment, and on the basis of the payment receipt if the invoices were already paid. The accounting documents may not be older than three months.

Unless the facility agreement determines otherwise, the drawdowns are limited to the amounts of each invoice, exclusive of VAT.

Article 32 - Adjustment of the Interest period

Without prejudice to any other provision in the facility agreement, if the next Interest period ends on a day that is not a Business day then this Interest period shall be extended to the next Business day, unless that Business day falls in the next calendar month, in which case the Interest period shall not be extended but shortened, in order to end on the preceding Business day; the subsequent Interest period will terminate on a date determined without taking account of any such extension or reduction in the previous Interest period, if applicable.

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If necessary, the duration of the Interest Periods shall be adjusted by the Bank so that the end of such Interest Periods coincide with the end date of the drawdown period as well as with the Expiry Date of the facility.

Roll over credit facility

Article 33 - Definitions

–	Advance: any advance the Bank makes available to the borrower in connection with the facility, as well as any Advance that arises from the split and/or consolidation of one or more existing Advances, such as possibly determined in the facility agreement.

–	Advance Date: the day on which an Advance is made available to the borrower.

–	Business day: means

*	in respect of a payment or the determination of the first and/or last day of an Interest period, a day on which the TARGET2 system functions;

*	in all other cases (including in respect of written notification to be sent to the Bank), a day on which Banks are normally open for business in Brussels.

–	End of an Interest period: the last day of an Interest period.
–	Interest period: in connection with each Advance, any period for which an interest rate was determined as provided for in the facility agreement

–	Interest Determination Date: means the day on which interest rates are usually determined on the respective interbank market for advances for which the interest period begins on the first day of the respective Interest period.

–	TARGET2: means the payment system Trans-European Automated Real-time Gross Settlement Express Transfer that has been operational since 19 November 2007.

–	Undrawn Amount of the facility: means the amount of the facility less all current Advances.

Article 34 - Availability of the Advances

Any Advance must be requested in writing from the Bank.

This request must specify:

●	the date of the Advance, which must be a Business day

●	the amount and currency of the Advance

●	the first Interest period for the Advance

●	the full reference of the account to which the amount of the Advance is to be credited.

The Bank is not obliged to grant an Advance, if an event has taken place as described in article 20 §2 or as stated in the clause “IMMEDIATE SUPSENSION AND IMMEDIATE TERMINATION” of the facility agreement and/or the credit facility letter.

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Article 35 - Adjustment of the Interest Period

Without prejudice to any other provision in the facility agreement, if the next Interest period ends on a day that is not a Business day then this Interest period shall be extended to the next Business day, unless that Business day falls in the next calendar month, in which case the Interest period shall not be extended but shortened, in order to end on the preceding Business day; the subsequent Interest period will terminate on a date determined without taking account of any such extension or reduction in the previous Interest period, if applicable.

If necessary, the duration of the Interest periods shall be adjusted by the bank, so that the End of those Interest periods coincides with the dates of the possible repayment plan of the facility and, in any case, with the Expiry Date of the facility.

Revolving credit facility

Article 36 - Definitions

–	Advance: any advance that the Bank provides to the borrower in connection with the facility.

–	Advance Date: the day on which an Advance is made available to the borrower.

–	Business day: means

*	In respect of a payment or the determination of the first and/or last day of an Advance, a day on which the TARGET2 system functions;
*	In all other cases (including in respect of written notification to be sent to the Bank), a day on which Banks are normally open for business in Brussels.

–	Interest Determination Date: means the day on which interest rates are usually determined on the interbank market concerned for advances which begin on the same day as the Advance Date.

–	Maturity date of an Advance: means the last day of an Advance.

–	TARGET2: means the payment system Trans-European Automated Real-time Gross Settlement Express Transfer which has been operational since 19 November 2007.

–	Undrawn Amount of the facility: the amount of the facility as reduced or to be reduced pursuant to the provisions of the facility agreement, minus all current Advances.

Article 37 - Terms and Conditions

§ 1          Availability of Advances The Advance Date and the Maturity Date of each Advance must be a Business Day.

Any request is irrevocable and must contain the following information:

●	the date of the Advance

●	the amount and currency of the Advance

●	the Maturity date of the Advance

●	the full reference of the account to which the amount of the Advance is to be credited.

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	23/25

Each Advance must be repaid on its Maturity date.

§ 2.          Terms and conditions with regard to Advances

●	neither the Advance nor the total of Advances may exceed the amount of the facility during the term thereof, as reduced or to be reduced in accordance with the provisions of the facility agreement.

●	No Advance may have a due date later than the Expiry date of the facility.

●	In deviation from article 12 §3, each Advance repaid on its Maturity Date can be borrowed again.

●	the Bank is not obliged to grant an Advance if an event has occurred as described in article 20 §2, or such as possibly mentioned in the clause “IMMEDIATE SUSPECTION AND IMMEDIATE TERMINATION” of the facility agreement and/or credit facility letter.

Overdraft facility- Agricultural season overdraft facility

Article 38 - Withdrawals in currencies other than the euro

Withdrawals in currency other than the euro are only possible if the respective currency for the requested amount is easily available for the Bank and can be freely converted in euros on the respective interbank market.

Straight loan facility

Article 39 - Terms and Conditions

The amount and term of each advance shall be determined two Bank business days before the drawdown, no later than at 10:00 am, by mutual agreement.

In deviation from article 12 §3, each advance repaid on its maturity date can be borrowed again during the term of the facility.

Drawdowns in currency other than the euro are only possible if the respective currency for the requested amount is easily available for the Bank and can be freely converted in euros on the respective interbank market.

From the maturity date of the advances or in case of immediate termination under article 20, to the extent that advances in currencies other than the euro are concerned, the Bank reserves the right to convert the owed balance into euros.

In case of an immediate termination of the advances under article 20:

●	if the owed balance is maintained in the respective currency, other than the euro, then this balance shall legally and without notice accrue interest, from the date it becomes payable, against an interest rate that equals the Bank’s Prime Rate to be increased by 6% per year.

●	if this balance is converted into euros against the exchange rate that applies on the day of the conversion, then this balance shall legally and without notice, accrue interest against an interest rate that equals the Bank’s overdraft rate, increased by 6% per year, from the date it becomes payable.

The above does not mean that the Bank grants a payment extension as a result of this.

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	24/25

Article 40 - Interest - fees - commissions

The interest shall be charged on the maturity date of each advance.

The utilisation fees, if provided for in the credit facility letter, are owed for each advance and are payable on the maturity date of each advance.

For the entire term of the facility, a commitment fee is owed on the undrawn amount of the facility.

/s/ Richard Valeix Richard Valeix Administrator	/s/ Chris Behrenbruch Chris Behrenbruch Administrator

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA	25/25

Date:	21 february 2022
Reference:	Investment credit 245-8937205-09

Redemption Schedule

Interest rate 1.85%

This table is provided for your information only and has no binding effect for BNP Paribas Fortis. The interest in this table has been calculated on the assumption that capital repayments will be made promptly on the scheduled due date.

Due Date	Balance after due date	Capital payable	Interest payable	Amount payable(in EUR)
2024-03-31	6.041.056,98	58.943,02	9.534,78	68.477,80
2024-04-30	5.982.021,84	59.035,14	9.442,66	68.477,80
2024-05-31	5.922.894,41	59.127,43	9.350,37	68.477,80
2024-06-30	5.863.674,57	59.219,84	9.257,96	68.477,80
2024-07-31	5.804.362,16	59.312,41	9.165,39	68.477,80
2024-08-31	5.744.957,04	59.405,12	9.072,68	68.477,80
2024-09-30	5.685.459,06	59.497,98	8.979,82	68.477,80
2024-10-31	5.625.868,09	59.590,97	8.886,83	68.477,80
2024-11-30	5.566.183,97	59.684,12	8.793,68	68.477,80
2024-12-31	5.506.406,55	59.777,42	8.700,38	68.477,80
2025-01-31	5.446.535,71	59.870,84	8.606,96	68.477,80
2025-02-28	5.386.571,27	59.964,44	8.513,36	68.477,80
2025-03-31	5.326.513,11	60.058,16	8.419,64	68.477,80
2025-04-30	5.266.361,08	60.152,03	8.325,77	68.477,80
2025-05-31	5.206.115,02	60.246,06	8.231,74	68.477,80
2025-06-30	5.145.774,79	60.340,23	8.137,57	68.477,80
2025-07-31	5.085.340,25	60.434,54	8.043,26	68.477,80
2025-08-31	5.024.811,24	60.529,01	7.948,79	68.477,80
2025-09-30	4.964.187,62	60.623,62	7.854,18	68.477,80
2025-10-31	4.903.469,24	60.718,38	7.759,42	68.477,80
2025-11-30	4.842.655,95	60.813,29	7.664,51	68.477,80
2025-12-31	4.781.747,61	60.908,34	7.569,46	68.477,80
2026-01-31	4.720.744,06	61.003,55	7.474,25	68.477,80
2026-02-28	4.659.645,16	61.098,90	7.378,90	68.477,80
2026-03-31	4.598.450,76	61.194,40	7.283,40	68.477,80
2026-04-30	4.537.160,70	61.290,06	7.187,74	68.477,80
2026-05-31	4.475.774,85	61.385,85	7.091,95	68.477,80
2026-06-30	4.414.293,04	61.481,81	6.995,99	68.477,80
2026-07-31	4.352.715,13	61.577,91	6.899,89	68.477,80
2026-08-31	4.291.040,97	61.674,16	6.803,64	68.477,80
2026-09-30	4.229.270,41	61.770,56	6.707,24	68.477,80
2026-10-31	4.167.403,30	61.867,11	6.610,69	68.477,80
2026-11-30	4.105.439,48	61.963,82	6.513,98	68.477,80
2026-12-31	4.043.378,81	62.060,67	6.417,13	68.477,80

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA

Due Date	Balance after due date	Capital payable	Interest payable	Amount payable(in EUR)
2027-01-31	3.981.221,14	62.157,67	6.320,13	68.477,80
2027-02-28	3.918.966,30	62.254,84	6.222,96	68.477,80
2027-03-31	3.856.614,16	62.352,14	6.125,66	68.477,80
2027-04-30	3.794.164,56	62.449,60	6.028,20	68.477,80
2027-05-31	3.731.617,34	62.547,22	5.930,58	68.477,80
2027-06-30	3.668.972,36	62.644,98	5.832,82	68.477,80
2027-07-31	3.606.229,45	62.742,91	5.734,89	68.477,80
2027-08-31	3.543.388,48	62.840,97	5.636,83	68.477,80
2027-09-30	3.480.449,28	62.939,20	5.538,60	68.477,80
2027-10-31	3.417.411,70	63.037,58	5.440,22	68.477,80
2027-11-30	3.354.275,59	63.136,11	5.341,69	68.477,80
2027-12-31	3.291.040,79	63.234,80	5.243,00	68.477,80
2028-01-31	3.227.707,15	63.333,64	5.144,16	68.477,80
2028-02-29	3.164.274,52	63.432,63	5.045,17	68.477,80
2028-03-31	3.100.742,73	63.531,79	4.946,01	68.477,80
2028-04-30	3.037.111,64	63.631,09	4.846,71	68.477,80
2028-05-31	2.973.381,09	63.730,55	4.747,25	68.477,80
2028-06-30	2.909.550,92	63.830,17	4.647,63	68.477,80
2028-07-31	2.845.620,98	63.929,94	4.547,86	68.477,80
2028-08-31	2.781.591,12	64.029,86	4.447,94	68.477,80
2028-09-30	2.717.461,17	64.129,95	4.347,85	68.477,80
2028-10-31	2.653.230,98	64.230,19	4.247,61	68.477,80
2028-11-30	2.588.900,39	64.330,59	4.147,21	68.477,80
2028-12-31	2.524.469,25	64.431,14	4.046,66	68.477,80
2029-01-31	2.459.937,40	64.531,85	3.945,95	68.477,80
2029-02-28	2.395.304,68	64.632,72	3.845,08	68.477,80
2029-03-31	2.330.570,94	64.733,74	3.744,06	68.477,80
2029-04-30	2.265.736,01	64.834,93	3.642,87	68.477,80
2029-05-31	2.200.799,74	64.936,27	3.541,53	68.477,80
2029-06-30	2.135.761,96	65.037,78	3.440,02	68.477,80
2029-07-31	2.070.622,53	65.139,43	3.338,37	68.477,80
2029-08-31	2.005.381,28	65.241,25	3.236,55	68.477,80
2029-09-30	1.940.038,06	65.343,22	3.134,58	68.477,80
2029-10-31	1.874.592,69	65.445,37	3.032,43	68.477,80
2029-11-30	1.809.045,03	65.547,66	2.930,14	68.477,80
2029-12-31	1.743.394,92	65.650,11	2.827,69	68.477,80
2030-01-31	1.677.642,19	65.752,73	2.725,07	68.477,80
2030-02-28	1.611.786,68	65.855,51	2.622,29	68.477,80
2030-03-31	1.545.828,23	65.958,45	2.519,35	68.477,80
2030-04-30	1.479.766,69	66.061,54	2.416,26	68.477,80
2030-05-31	1.413.601,88	66.164,81	2.312,99	68.477,80
2030-06-30	1.347.333,66	66.268,22	2.209,58	68.477,80
2030-07-31	1.280.961,85	66.371,81	2.105,99	68.477,80
2030-08-31	1.214.486,30	66.475,55	2.002,25	68.477,80

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA

Due Date	Balance after due date	Capital payable	Interest payable	Amount payable(in EUR)
2030-09-30	1.147.906,84	66.579,46	1.898,34	68.477,80
2030-10-31	1.081.223,32	66.683,52	1.794,28	68.477,80
2030-11-30	1.014.435,56	66.787,76	1.690,04	68.477,80
2030-12-31	947.543,41	66.892,15	1.585,65	68.477,80
2031-01-31	880.546,70	66.996,71	1.481,09	68.477,80
2031-02-28	813.445,27	67.101,43	1.376,37	68.477,80
2031-03-31	746.238,95	67.206,32	1.271,48	68.477,80
2031-04-30	678.927,58	67.311,37	1.166,43	68.477,80
2031-05-31	611.511,01	67.416,57	1.061,23	68.477,80
2031-06-30	543.989,05	67.521,96	955,84	68.477,80
2031-07-31	476.361,55	67.627,50	850,30	68.477,80
2031-08-31	408.628,35	67.733,20	744,60	68.477,80
2031-09-30	340.789,27	67.839,08	638,72	68.477,80
2031-10-31	272.844,16	67.945,11	532,69	68.477,80
2031-11-30	204.792,84	68.051,32	426,48	68.477,80
2031-12-31	136.635,15	68.157,69	320,11	68.477,80
2032-01-31	68.370,93	68.264,22	213,58	68.477,80
2032-02-29	0,00	68.370,93	106,87	68.477,80

Cumulation of the calendar year

Year	Total redemption	Capital	Interest
2024	684.778,00	593.593,45	91.184,55
2025	821.733,60	724.658,94	97.074,66
2026	821.733,60	738.368,80	83.364,80
2027	821.733,60	752.338,02	69.395,58
2028	821.733,60	766.571,54	55.162,06
2029	821.733,60	781.074,33	40.659,27
2030	821.733,60	795.851,51	25.882,09
2031	821.733,60	810.908,26	10.825,34
2032	136.955,60	136.635,15	320,45

/s/ Chris Behrenbruch

Chris Behrenbruch

Administrator

Total

Instalments	:	6573868.80 Euros
Capital	:	6100000.00 Euros
Interest	:	473868.80 Euros

/s/ Richard Valeix

Richard Valeix

Administrator

BNP Paribas Fortis SA/NV - Montagne du Parc 3, B-1000 Brussels
RPM/RPR Brussels - VAT BE0403.199.702 - Intermediary authorised under number 25.879A by the FSMA